                                                                    Exhibit 99.1

  U.S. Beef Processors to Offer Temporary Beef Labeling Program for South Korea

                Effort designed to increase consumer confidence

     Springdale, Arkansas - June 2, 2008 - In response to the concerns of some
South Korean consumers, several U.S. beef processors have offered to voluntarily implement a temporary labeling program to help ensure the reopening of the South
Korea market and help rebuild the confidence of South Korean consumers in the safety of U.S. beef.

     Thus far, Tyson Foods, Inc. (NYSE: TSN), JBS Swift & Co., Cargill Meat
Solutions Corp., National Beef Packing Co. and Smithfield Beef Group, Inc. have stated their willingness to place special labels on boxes of beef they ship to
South Korea. The labels, which would be used for up to 120 days, would indicate whether the product is from cattle under 30 months, or from cattle 30 months of age and over. It would subsequently be left up to South Korean customers to decide which product they want to purchase.

     Most of the product shipped by these U.S. processors is from cattle under
30 months of age. All of these companies take a wide range of preventative measures to ensure the safety of product produced from all cattle of any age.
However, they have agreed to take this additional step as they recognize the sensitivities of their South Korean customers at this time. With this label the customers can be assured they can choose, and purchase, the product they want.

     All of these U.S. processors have previously exported product to South
Korea and stand ready to resume shipments to their South Korean customers under these terms. All U.S. beef processors may also offer product under the same conditions.

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Contacts:
Gary Mickelson, Tyson Foods, 479-290-6111
Tamara Smid, JBS Swift, 970-506-7634
Mark Klein, Cargill, 952-742-6211
Keith Welty,National Beef, 816-713-8631
Jerry Hostetter, Smithfield Beef Group, 212-758-2100